Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-64710) of Sterling Bancorp on Form S-8 of our report dated June 27, 2012, on our audits of the financial statements and supplemental schedules of Sterling Bancorp/Sterling National Bank 401(k) Plan as of and for the years ended December 31, 2011 and 2010, which report is included in this annual report on Form 11-K filed on or about June 27, 2012.

EISNERAMPER LLP

New York, New York

June 27, 2012